Exhibit (n)(9)

AMENDED AND RESTATED MULTIPLE CLASS PLAN
FOR TIAA-CREF FUNDS

A.	Introduction

          TIAA-CREF Funds (the “Trust”) is a statutory trust established under Delaware law. The Trust’s Declaration of Trust provides for the Trust to issue shares of beneficial interest in an unlimited number of series, with each series representing a fractional undivided interest in a separate designated investment portfolio. The Declaration of Trust also provides that the shares of each series, or of certain designated series, may be divided into various classes that vary as permitted by Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”). Teachers Advisors, Inc. (“Advisors”) is the Trust’s investment manager and Teachers Personal Investors Services, Inc. (“TPIS”) is the Trust’s principal underwriter and distributor. TIAA-CREF Individual & Institutional Services, Inc. (“Services”) serves as a dealer in the distribution of certain classes of shares issued by the Trust.

          This Multiple Class Plan (the “Plan”) is adopted by the Trust pursuant to Rule 18f-3(d) of the 1940 Act, with respect to each of the series identified on the chart comprising Exhibit A (the “Funds”).

          The Funds may be divided into as many as four classes of shares of beneficial interest (“Shares”), designated as the Institutional Class, Retail Class, Retirement Class and Premier Class, respectively. Each class of Shares of a Fund is offered pursuant to different shareholder services and/or distribution channels and, except as outlined below, represents interests in the same investment portfolio of the Fund and has the same rights, preferences, voting powers, restrictions and limitations.

B.	General Description of Classes Offered

          Institutional Class Shares

          Institutional Class Shares are offered only to certain categories of investors as set forth in the Trust’s Institutional Class Prospectuses.

          Institutional Class Shares are offered without a distribution plan or expenses for distribution or promotion. None of the expenses and costs of distributing or promoting Institutional Class Shares will be paid out of Fund assets. Instead, such expenses and costs may be paid by Advisors, TPIS, Services or other entities.

          Institutional Class Shares bear the expenses attributable to the Class as described below under “Income and Expense Allocation” (“Class Expenses”).

          Retirement Class Shares

          Retirement Class Shares are offered only to certain categories of investors as set forth in the Trust’s Retirement Class Prospectuses.

          Retirement Class Shares are offered without a distribution plan or expenses for distribution or promotion. None of the expenses and costs of distributing or promoting Retirement Class Shares will be paid out of Fund assets. Instead, such expenses and costs may be paid by Advisors, TPIS, Services or other entities. Retirement Class Shares may bear some of Services’ or other intermediaries’ expenses for shareholder services in the nature of “personal service” or “maintenance of shareholder accounts” (as defined in NASD Rule 2830(d)) to the extent that such shareholder services are not primarily intended to result in the sale of Shares.

          Retirement Class Shares also bear their Class Expenses, including paying Advisors for certain administrative costs associated with offering Retirement Class Shares on retirement plan platforms. This annual fee of 0.25% of average daily net assets attributable to Retirement Class Shares may be, in turn, paid by Advisors to Services or other intermediaries that provide such administrative functions to Retirement Class shareholders.

          Retail Class Shares

          Retail Class Shares are offered only to the categories of investors set forth in the Retail Class Prospectuses. Retail Class Shares generally are available to all investors except those otherwise qualified to purchase Institutional Class, Retirement or Premier Class Shares.

          The Trust has adopted two Distribution Plans pursuant to Rule 12b-1 of the 1940 Act with respect to Retail Class Shares. Under the first Distribution Plan, which applies to the Emerging Markets Equity, Emerging Markets Equity Index and Bond Index Funds only, the Fund compensates TPIS for certain distribution-related expenditures made on behalf of Retail Class Shares (or on behalf of a Fund as a whole) at an annual rate of 0.25% of average daily net assets attributable to Retail Class Shares. Under the second Distribution Plan, which applies to the Retail Class of the other Funds, subject to approval by Trust’s Board of Trustees, the Funds may reimburse TPIS for distribution-related expenditures made on behalf of Retail Class Shares (or on behalf of a Fund as a whole) at an annual rate of up to 0.25% of average daily net assets attributable to Retail Class shares. Additionally, Retail Class Shares may bear some expenses of Services, TPIS or other entities for shareholder services in the nature of “personal service” or “maintenance of shareholder accounts” (as defined in NASD Rule 2830(d)) to the extent that such shareholder services are not primarily intended to result in the sale of Shares.

          Retail Class Shares also bear their Class Expenses, including the expense of paying fees to the Trust’s transfer agent for certain administrative costs of maintaining shareholder accounts.

          Premier Class Shares

          Premier Class Shares are offered only to the categories of investors set forth in the Premier Class Prospectuses.

          The Trust has adopted a Distribution Plan pursuant to Rule 12b-1 of the 1940 Act with respect to Premier Class Shares. Under the Distribution Plan, the Funds compensate TPIS for certain distribution-related expenditures at an annual rate of 0.15% of average daily net assets attributable to Premier Class Shares. Additionally, Premier Class Shares may bear some expenses of Services, TPIS or other entities for shareholder services in the nature of “personal service” or “maintenance of shareholder accounts” (as defined in NASD Rule 2830(d)) to the extent that such shareholder services are not primarily intended to result in the sale of Shares.

          Premier Class Shares also bear their Class Expenses, including the expense of paying fees to the Trust’s transfer agent for certain administrative costs of maintaining shareholder accounts.

          Additional Classes of Shares

          The Board of Trustees has the authority to create additional classes, or change features of existing classes, from time to time, in accordance with Rule 18f-3 of the 1940 Act.

C.	Income and Expense Allocation

          Except for Class Expenses, all expenses incurred by a Fund are allocated among the Institutional Class Shares, the Retirement Class Shares, the Retail Class Shares and the Premier Class Shares based on the net assets of the Fund attributable to each Class. Among other things, Class Expenses include:

1.	transfer agency fees, distribution fees and expenses payable pursuant to a Distribution Plan and shareholder servicing expenses identified as being attributable to a specific class of Shares.

2.	state securities registration or notification fees incurred by a specific class of Shares.

3.	Securities and Exchange Commission (“SEC”) registration fees incurred by a specific class of Shares.

4.	accounting, audit and tax expenses relating to a specific class of Shares.

5.

fees and other payments made to service providers for holders of a particular class of Shares, including maintenance of individual brokerage accounts and custody accounts as well as related and unrelated dividend disbursing and sub-accounting services.

6.	the expenses of administrative personnel and services required to provide recordkeeping and support the holders of a specific class of Shares.

7.	litigation or other legal expenses relating only to one class of Shares.

8.	trustees’ fees incurred as a result of time spent addressing issues relating only to a specific class of Shares.

9.	legal, printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy materials to current holders of a specific class of Shares.

10.	such other expenses actually incurred in a different amount by a class or related to a class’ receipt of services of a different kind or to a different degree than other classes.

          Expenses of a Fund allocated to a particular class of Shares of that Fund are borne on a pro rata basis by each outstanding Share of that Class. Income, realized and unrealized capital gains and losses, and expenses not allocated to a specific class, are allocated to each class of Shares of a Fund on the basis of the net asset value of that class in relation to the entire net asset value of the Fund.

D.	Exchange Privileges

          Institutional Class Shares of any Fund of the Trust may be exchanged for or acquired through an exchange of Institutional Class Shares of any other Funds of the Trust or other investment products, as provided for in the Trust’s Institutional Class Prospectus and/or in materials provided by retirement plan providers.

          Retirement Class Shares of any Fund of the Trust may be exchanged for or acquired through an exchange of Retirement Class Shares of other Funds of the Trust or other investment products, as provided for in the Trust’s Retirement Class Prospectuses and/or in materials provided by retirement plan providers.

          Retail Class Shares of any Fund of the Trust may be exchanged for or acquired through an exchange of Retail Class Shares of any other Fund of the Trust or other investment products, as provided for in the Trust’s Retail Class Prospectuses.

          Premier Class Shares of any Fund of the Trust may be exchanged for or acquired through an exchange of Premier Class Shares of any other Fund of the Trust or other investment products, as provided for in the Trust’s Premier Class Prospectuses.

          These exchange privileges may be modified or terminated by the Trust to the extent permitted by SEC rules or policies, and exchanges may be made only into funds or other products that are legally available for sale in the investor’s state of residence.

E.	Voting Rights

          Each Share class has exclusive voting rights with respect to matters that exclusively affect such class. For example, Fund shareholders of a Class with a Distribution Plan are the only Fund shareholders eligible to vote on any matter related to such Plan.

F.	Class Designation

          Subject to appropriate approval by the Board of Trustees, the Trust may alter the nomenclature for the designation of one or more of its classes of Shares.

G.	Additional Information

          This Plan is qualified by and subject to the terms of the current Prospectuses for the applicable Classes; provided, however, that none of the terms set forth in any such Prospectuses shall be inconsistent with the terms of the Classes contained in this Plan. The Prospectuses for the Trust contain additional information about the Classes, the Funds and the Trust’s multiple class structure.

H.	Date of Effectiveness

          After approval by a majority of the Board of Trustees, including a majority of the independent Trustees, this Plan will become effective on August 31, 2012.

EXHIBIT A

Growth & Income Fund
International Equity Fund
Emerging Markets Equity Fund
Large-Cap Growth Fund
Large-Cap Value Fund
Mid-Cap Growth Fund
Mid-Cap Value Fund
Small-Cap Equity Fund
Large-Cap Growth Index Fund
Large-Cap Value Index Fund
Equity Index Fund
S&P 500 Index Fund
Small-Cap Blend Index Fund
International Equity Index Fund
Emerging Markets Equity Index Fund
Enhanced International Equity Index Fund
Enhanced Large-Cap Growth Index Fund
Enhanced Large-Cap Value Index Fund
Social Choice Equity Fund
Real Estate Securities Fund
Global Natural Resources Fund
Managed Allocation Fund
Bond Fund
Bond Plus Fund
Bond Index Fund
Short-Term Bond Fund
High-Yield Fund
Tax-Exempt Bond Fund
Inflation-Linked Bond Fund
Money Market Fund
Social Choice Bond Fund